EXHIBIT 10.3

EXECUTIVE LONG TERM COMPENSATION AGREEMENT

This Agreement is made and entered into this 14th day of August 2007, by and between Sound Community Bank, a bank organized and existing under the laws of the State of Washington and with its principal offices in Seattle, Washington, (hereinafter referred to as the "Bank" or "Employer"), and Patricia Floyd, an Executive of the Bank (hereinafter referred to as the "Executive").

RECITALS

WHEREAS, the Executive's experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive's continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive's remaining in the Bank's employment during the Executive's lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Executive's services be retained as herein provided;

WHEREAS, the Executive has been fully advised of the Bank's financial status;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide long term compensation benefits for the Executive and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It also is the intent of the parties to comply with all applicable sections of the Internal Revenue Code ("IRC"), including but not limited to, IRC Section 409A and the regulations and guidance of general applicability thereunder ("IRC 409A");

NOW, THEREFORE, in consideration of services to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

  EMPLOYMENT.

  The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to her, and with such compensation as may be determined from time to time by the Board of Directors of the

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  Bank. For the purposes of this Agreement, the term "Employment" or "Employed" shall mean full time salaried employment with the Employer.

  FRINGE BENEFITS.

  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a Salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

  LONG TERM COMPENSATION BENEFIT.

  In the event that the Executive remains Employed by the Bank until she attains Sixty-Six (66) years of age, then she (or her Beneficiary[ies] designated in accordance with the provisions of this Agreement) shall be entitled to receive an annual benefit of Twenty-Five Thousand, Four Hundred and Forty-Two Dollars ($25,442) for a period of ten (10) years. Such annual benefit amount shall be paid in twelve (12) substantially equal monthly installments, commencing on the first day of the first month following Executive's Sixty-Sixth (66th) Birthday and shall continue for a period of One Hundred and Twenty Months.

  In the event Executive dies after becoming entitled to receive benefits under this provision, but prior to receiving any or all such benefits, then the Bank shall make such outstanding benefit payments as were due to the Executive to the Executive's designated Beneficiary(ies) in such amounts and at such times as would have been made had Executive survived.

  Furthermore, a Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof, and is completed and signed by the Executive and received by the Administrator prior to the Executive's death.

  BENEFIT ACCOUNTING.

  The Bank shall account for benefits under this Agreement in such manner as it determines, in its discretion, is appropriate, but in any case in accordance with U.S. Generally Accepted Accounting Principals and all applicable regulatory accounting principles of the Bank's primary federal regulator.

  EFFECT OF TERMINATION OF EMPLOYMENT.

  In the event that the Executive experiences a "Separation from Service" as defined in IRC 409A (taking into account all special rules and presumptions provided for in the regulations under IRC 409A) with the Bank prior to attaining Sixty-Six (66) years of age, then she (or her Beneficiary[ies] designated in accordance with the provisions of this Agreement) shall be entitled to receive one of the following benefit amounts, if any, depending on the circumstances of such termination.

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(A)	Termination for Cause: In the event the Executive is Terminated for Cause by the Bank at any time before she attains Sixty-Six (66) years of age, then all benefits provided herein shall be forfeited. The term "Terminated for Cause" shall mean the Executive's Separation from Service by reason of any of the following: (i) gross negligence or neglect; (ii) the commission of a felony or misdemeanor involving moral turpitude, fraud or dishonesty; (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

(B)	Voluntary Termination: Except as provided in paragraphs 5(E) or 5(F), which shall control, in the event the Executive experiences a voluntarily Separation from Service at any time before attaining age Sixty-Six (66), then all benefits provided herein shall be forfeited.

(C)	Involuntary Termination: Except as provided in paragraphs 5(A), 5(E) and 5(F), which shall control, in the event the Executive experiences an Involuntary Termination before she attains Sixty-Six (66) years of age, the Executive shall receive the Accrued Liability Balance in lump sum. Such lump sum payment shall be made within Sixty (60) days of the Executive's Involuntary Termination. The term "Involuntary Termination" shall have the same meaning as "involuntary separation from service" as that phrased is defined in the regulations under IRC 409A. "Accrued Liability Balance" means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles ("GAAP"), for the Bank's obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 ("APB 12") as amended by Statement of Financial Accounting Standards Number 106 ("FAS 106") and a discount rate as determined by the Bank. Any one of a variety of amortization methods may be used to determine the Accrued Liability Balance. However, once chosen, the method must be consistently applied.

(D)	Termination Due to Death: In the event Executive dies while Employed by the Bank, but prior to attaining age Sixty-Six (66), then Executive's Beneficiary[ies] designated in accordance with the provisions of this Agreement shall be entitled to receive the Accrued Liability Balance, in one Imp sum payment. Such lump sum payment shall be made within Sixty (60) days of Bank's receipt of formal written notice of Executive's death (including a certified Death Certificate).

(E)	Disability: In the event the Executive becomes Disabled (within the meaning of IRC 409A) prior to her Sixty-Sixth (66th) birthday, but while Employed by the Bank, the Executive shall be entitled to receive the Accrued Liability Balance in lump sum. Such lump sum payment shall be made within Sixty (60) days of the Bank's determination of Disability.

(F)	Termination in Connection With a Change in Control: In the event the Executive experiences an Involuntary Termination within 24 months following a change in control (other than a Termination for Cause) the Executive shall be entitled to

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receive the Accrued Liability Balance in one lump sum payment. Such lump sum payment shall be made within Sixty (60) days of the Executive's Involuntary Termination.

For the purposes of determining whether a Change in Control has occurred, Change in Control shall be defined as follows:
(i)	The acquisition of more than fifty percent (50%) of the fair market value of Employer or more than f fly percent (50%) of the voting power of the Employer's stock by a person or group;
(ii)	The acquisition in a period of twelve (12) months or less of at least thinly-five percent (35%) of the Employer's stock (voting power of the stock) by a person or group;
(iii)	The replacement of a majority of the Employer's board of directors in a period of twelve (12) months or less by directors who were not endorsed by a majority of the board members serving immediately prior to such replacement; or

(iv)	The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the total gross fair market value of Employer's assets (immediately prior to the acquisition) by an unrelated entity.
For the purpose of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

(G)	If the Executive is a "Specified Employee" (as defined by IRC 409A), any benefit payment described in subparagraph 5(C) or 5(F) shall be withheld for six (6) months following the Executive's "Separation from Service" (as that phrase is defined in IRC 409A), in order to comply with IRC 409A. For any Executive affected by this six (6) month delay in payment imposed by IRC 409A, and when monthly installment payments are called for, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation from Service.

  MISCELLANEOUS.

(A)	Status as an Unsecured General Creditor: Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests, or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank's assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank's assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank's obligation under this Agreement shall be that of an

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unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

  Notwithstanding the above, the Executive and the Bank acknowledge and agree that, in the event of a Change in Control and at the written request of the Executive, the Bank shall establish, not later than the effective date of the Change in Control, a rabbi trust or multiple rabbi trusts (the "Trust" or "Trusts") upon such terms and conditions as the Bank in its sole discretion deems appropriate and in compliance with applicable provisions of the IRC in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank's general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

(B)	Binding Obligation of the Bank and any Successor in Interest: The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

(C)	Amendment or Revocation: It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the B. This Agreement may be revoked only if all of the requirements of IRC 409A regarding plan terminations are satisfied.

(D)	Effect on Other Bank Benefit Plans: Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

(E)	Headings: Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
(F)	Applicable Law: The validity and interpretation of this Agreement shall be governed by the laws of the State of Washington.
(G)	12 U.S.C. § 1828(k): Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

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(H)	Partial Invalidity: If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

(I)	Not a Contract of Employment: This Agreement shall not be deemed to constitute a contract of employment between the parties hereto that changes Executive's status as an "at-will" employee of the Bank, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment at any time or for any reason.

(J)	Confidentiality: Executive shall keep the existence of this Agreement and all terms herein (including, without limitation, the amount of any benefits received hereunder) strictly confidential. Executive shall keep this Agreement in a secure, private location and shall use his best efforts to prevent this Agreement from being seen by others, including, but not limited to, co-workers.

(K)	Non-Competition: Notwithstanding any contrary provisions of this Agreement, in the event any of the following events occur, whether before or after Executive begins to receive benefits under this Agreement, then Executive's right to receive such benefits, and the Bank's obligation to provide such benefits, shall immediately terminate: Executive is employed by, performs services for, or engages in any business or activities that competes with the Bank (or any entity or business owned by Bank). In the event of a breach by Executive of this Paragraph 6(K), Bank shall have the right to seek injunctive relief, in addition to, and not in lieu of, any other legal or equitable rights and remedies available to it. If a court of competent jurisdiction shall find the foregoing provisions illegal or unenforceable in any way or for any other reason whatsoever, the court may reform such provisions to the minimum extent necessary to make such provisions legal and enforceable, so as to permit maximum restrictions that are legal and enforceable to be applied to the Executive's ability to compete with Bank (or any entity or business owned by Bank).

  ERISA PROVISIONS.

(A)	Named Fiduciary and Plan Administrator: The "Named Fiduciary and Plan Administrator" of this Agreement shall be the Board of Directors of Sound Community Bank, or a committee designated by the Board of Directors, until their resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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(B)	Claims Procedure and Arbitration: In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to the Executive's beneficiary(ies) in the case of the Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank's discharge of the Executive "for cause," such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

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IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EMPLOYER:
SOUND COMMUNITY BANK

By	/s/ Laura Lee Stewart President and Chief Executive Officer	By	Witness

By	/s/ Patricia Floyd Executive	By	Witness